Exhibit 5.5
Summers Compton Wells
Professional Corporation
Attorneys At Law

main office:	*illinois office:
8909 ladue road	2220 s. state hwy 157, ste. 200
st. louis, missouri 63124	glen carbon, illinois 62034
(314) 991-4999	(618) 288-9800
fax: (314) 991-2413	fax: (618) 288-9850
*Office Hours by Appointment Only
March 11, 2011
Diamond Resorts Corporation
10600 West Charleston Boulevard
Las Vegas, Nevada 89135

Re:	Diamond Resorts Corporation (the “Issuer”) $425,000,000 12% Senior Secured Notes due 2018
Ladies and Gentlemen:
          We have acted as special counsel to Walsham Lake, LLC, a Missouri limited liability company (“Walsham”), and Foster Shores, LLC, a Missouri limited liability company (“Foster”) (Walsham and Foster, collectively, the “Guarantor Entities”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer and its guarantor subsidiaries listed in the Registration Statement, including the Guarantor Entities, with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed public offering of up to $425,000,000 aggregate principal amount of the Issuer’s 12% Senior Secured Exchange Notes due 2018 (the “Exchange Notes”) in exchange for up to $425,000,000 aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2018, and the related guarantees of payment included in Article X of that certain Indenture (defined below) by the Guarantors (as defined in the Indenture) (the “Guarantees”). The Exchange Notes and the Guarantees will be issued under an Indenture dated as of August 13, 2010 (the “Indenture”) among the Issuer, Diamond Resorts Parent, LLC, a Nevada limited liability company (“Parent”), Diamond Resorts Holdings, LLC, a Nevada limited liability company, the other guarantors named therein, including the Guarantor Entities and Wells Fargo Bank, National Association, as Trustee and Collateral Agent (“Trustee”).
          Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Indenture.
          In connection with this opinion, we have examined the following documents:

Diamond Resorts Corporation
March 11, 2011

     (1) the Indenture and the Guarantees (as defined in the Indenture);
     (2) the Registration Statement (and, together with the Indenture and the Guarantees the “Transaction Documents”);
     (3) the Articles of Organization of Walsham dated March 31, 2008 (the “Walsham Articles of Organization”) and the Limited Liability Company Agreement of Walsham, dated as of March 31, 2008 (the “Walsham LLC Agreement”);
     (4) the Articles of Organization of Foster dated March 31, 2008 (the “Foster Articles of Organization”) (the Walsham Articles of Organization and the Foster Articles of Organization are collectively referred to herein as the “Articles of Organization”) and the Limited Liability Company Agreement of Foster, dated as of March 31, 2008 (the “Foster LLC Agreement”) (the Walsham LLC Agreement and the Foster LLC Agreement are collectively referred to herein as the “LLC Agreements”); and
     (5) such other records, agreements, certificates and documents that we have deemed necessary as a basis for the opinions expressed herein.
          The documents listed in paragraphs (1) through (5) are referred to collectively as the “Documents”. We have also examined (a) originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents, certificates, corporate, limited liability company and official records, affidavits, and other instruments and (b) such laws and regulations as we deemed necessary or appropriate for purposes of this opinion. As to factual matters, we have, in certain instances, examined and relied upon certificates of limited liability company officials, certificates of corporate officials, and certificates of public officials.
          In making such examination, with your permission, we have assumed:
(i)	the genuineness of all signatures other than those of the Guarantor Entities;

(ii)	all natural persons who are signatories to the Transaction Documents have sufficient legal competency to enter into and perform their respective obligations thereunder; and the copies of all documents submitted to us are accurate and complete and conform to originals;

(iii)	that each of the parties to the Transaction Documents (other than the Guarantor Entities) has the power to enter into and perform each of its respective obligations thereunder;

Diamond Resorts Corporation
March 11, 2011

(iv)	the due authorization, execution and delivery of each of the Transaction Documents by each of the parties thereto (other than the Guarantor Entities);

(v)	the accuracy of representations and warranties of the Guarantor Entities set forth in the Transaction Documents as to factual matters only (and not as to legal conclusions);

(vi)	the conduct of the parties to the Transaction Documents complies with any requirement of good faith, fair dealing, conscionability and commercial reasonableness; and

(vii)	there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to any party.
          Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:
          1. The Guarantor Entities (a) are limited liability companies duly formed and validly existing and in good standing under the laws of Missouri with full limited liability company power to own, lease and operate their property and transact their business and (b) have full limited liability company power and authority to execute, deliver and perform their obligations under each of the Transaction Documents.
          2. The execution and delivery of each of the Transaction Documents to which the Guarantor Entities are parties and the performance of their obligations thereunder, including the Guarantor Entities’ guarantee of the Notes contained in the Indenture, has been duly authorized by all requisite limited liability company action on the part of the Guarantor Entities. Each of the Transaction Documents to which the Guarantor Entities are parties constitutes a valid and binding obligation of the Guarantor Entities.
          3. The execution and delivery by the Guarantor Entities of each Transaction Document to which they are parties and the performance of their obligations thereunder will not result in any violation by the Guarantor Entities of (a) any provision of their LLC Agreements, (b) to our knowledge, any law, rule or regulation of Missouri or (c) any judgment, order or decree of any Missouri court or regulatory authority known by us to be applicable to the Guarantor Entities or their assets or properties.

Diamond Resorts Corporation
March 11, 2011

          The opinions expressed above are, in addition to any other assumptions, comments or qualification set forth in this letter, subject to the following qualifications and comments:
          (a) The opinions contained herein are hereby specifically qualified by reference to and are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. In addition, these opinions are limited to the laws of the State of Missouri and we express no opinions as to matters which may be governed by the substantive laws of any state other than Missouri.
          (b) We have assumed that the transactions contemplated by the Transaction Documents will be effected in the future in accordance with the terms thereof.
          (c) We have assumed that all representations and warranties, and other statements as to factual matters in the Documents, are true and correct as they are set forth in those documents. We have also assumed that any certificate, opinion from another attorney, representation or other document on which we have relied continues to remain accurate, insofar as relevant to the opinions in this letter, from their respective dates through and including the date of this letter.
          (d) The legality, validity, binding nature and enforceability of the Transaction Documents is subject to general principles of equity (regardless of whether the question is considered in a proceeding in equity or at law) and may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar law from time to time in effect and affecting the rights of creditors generally. In addition, we express no opinion as to whether a court would grant specific performance or any other equitable remedy with respect to the enforcement of any of the Transaction Documents, or whether a court would grant a particular right or remedy provided therein or at law or in equity.
          (e) In each place where the phrase “to our knowledge” or like references appear, said phrase or references shall mean to the best of our knowledge after due inquiry and investigation. As used herein, “due inquiry and investigation” shall include only: (i) discussions, inquiries and conferences occurring in connection with our representation of the Guarantor Entities in this transaction; and (ii) reviews of certain records, documents and proceedings of the Guarantor Entities in our possession, and shall not imply any independent verification of any factual matter of which we became aware as a result of such discussions, inquiries, conferences and reviews.

Diamond Resorts Corporation
March 11, 2011

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is being furnished by us to the Issuer and the law firm of Katten Muchin Rosenman LLP in connection with the transactions described herein and is solely for the benefit of the Issuer, its permitted successors and assigns and Katten Muchin Rosenman LLP. Except as otherwise expressly consented to by us in writing, this opinion may not be relied upon by any other person or for any other purpose.

Very truly yours,
/s/ Summers Compton Wells PC
SUMMERS COMPTON WELLS PC

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